Exhibit 99.1

CURAEGIS TECHNOLOGIES, INC.

CEO Report

October 14th 2019

Dear Shareholder,

The purpose of this CEO update is to report on our progress on the MyCadian/CURA and Aegis technologies.

MyCadian/CURA:

Our outsourced software development company has done a great job for us since last May when we gave them full responsibility for completing our APP. So far the new APP is working well with very good response time and showing information properly. It has a new look and feel that we believe will give a provide a great user experience. We still have a few bugs to fix but we should be able to start sales and marketing as soon as our internal testing is finished. We are planning to add new and exciting features in the near future. This is a milestone.

I will be putting out another update as our sales and marketing develops.

Aegis:

In June our investment bankers started the process of finding a strategic buyer for our Aegis division. As you know, it was never our intention to manufacture or market this technology. Our initial plan was to license this technology but through our due diligence working with companies in the industry, we realized that licensing would be much too complicated for this type of product. For this reason we felt that the best way to monetize Aegis is through a sale.

We are now in various levels of conversations with potential prospects. For obvious reasons I cannot get into any more detail at this time.

We are planning on a successful outcome for our Aegis sale which would give us the funds to aggressively market and sell our MyCadian/CURA products and become a well-financed company.

We have reduced our expenses considerably to where we now feel is manageable for the near future. Among other things we have relocated our offices to 350 Linden Oaks, which has substantially lowered our occupancy costs.

We are hopeful that some very good things will be occurring over the next six months and, as always, we appreciate your support and patience.

Thank you,

Richard A. Kaplan CEO

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS. This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of CurAegis’ businesses. More detailed information about these factors may be found in filings by CurAegis with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and periodic reports on Form 8-K. CurAegis is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CURAEGIS TECHNOLOGIES, INC. CurAegis Technologies, Inc. (OTCQB: CRGS) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA System which includes a wellness and safety system (the CURA System) which is engaged in the fatigue management business and (ii) the Aegis division which is engaged in the power and hydraulic business. The CURA System consists of software that measures multiple fatigue metrics in order to determine that level of a person's ability to perform a task or job appears relative to their fatigue level. The Aegis hydraulic pump is an innovative hydraulic design, the goal of which is to deliver better efficiencies in a package that is smaller, lighter and less costly to manufacture than existing technologies. The Company has not had any significant revenue-producing operations.

CONTACT: Richard A. Kaplan Chief Executive Officer 585-254-1100